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                                                                 EXHIBIT 16

Peat Marwick LLP
2300 West Sahara Avenue
Suite 300, Box 28
Las Vegas, NV 89102


February 9, 1998


Securities and Exchange Commission
Washington D.C. 20549


Ladies and Gentlemen:


We were previously principal accountants for MGC Communications, Inc. and under the date of August 18, 1997 we reported on the financial statements of MGC Communications, Inc. (a development stage company) as of December 31, 1996 and 1995 and for the period October 16, 1995 (inception) through December 31,
1996. On February 6, 1998 our appointment as principal accountants was terminated. We have read statements included under Item 4(a) of its Form 8-K dated February 6, 1998 and we agree with such statements.


                                        Very truly yours,


                                        KPMG Peat Marwick LLP